UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  1-12143


                              AMERICA ONLINE, INC.
_______________________________________________________________________________
            (Exact name of registrant as specified in its charter)


                                 22000 AOL Way
                             Dulles, VA 20166-9323
                                (703) 265-1000
_______________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
                        Preferred Share Purchase Rights
_______________________________________________________________________________
           (Title of each class of securities covered by this Form)


                          Convertible Notes due 2019
_______________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)     [x]                Rule 12h-3(b)(l)(i)     [x]
     Rule 12g-4(a)(l)(ii)    [ ]                Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]                Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:
                                      One
_______________________________________________________________________________

     Pursuant to the requirements of the Securities Exchange Act of 1934, America Online, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 12, 2001              By:  /s/ J. Michael Kelly
                                          _________________________
                                          Name:   J. Michael Kelly
                                          Title:  Senior Vice President
                                                  and Chief Financial Officer








































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